Exhibit 99.1


                         ATMI Completes ACSI Acquisition

       $27 Million Deal Puts ATMI into Photolithography and CMP Materials

DANBURY, CT--(BUSINESS WIRE)--June 1, 1999--ATMI, Inc. (Nasdaq: ATMI - news), today announced it has completed its acquisition of Advanced Chemical Systems International, Inc. (ACSI) of Milpitas, California. Under the pooling of interests transaction, ATMI issued 1.2 million common shares for all ACSI interests. ACSI joins ATMI's other specialty materials products under the ATMI Materials banner.

Doug Neugold, Executive Vice-President of ATMI Materials, said, "Adding ACSI's photolithography and CMP (chemical mechanical polishing) materials expertise to ATMI moves us closer to our goal - becoming the first company semiconductor manufacturers turn to for all their front-end specialty materials requirements. ATMI's innovative materials portfolio now encompasses materials for chemical vapor deposition (CVD), CMP, ion implant, photolithography, and high-purity materials packaging."

Richard Brewer, President of ACSI, commented, "ACSI's innovative CMP and photolithography materials are complementary to ATMI's leading edge semiconductor materials. Together, with ATMI Materials, we are looking to expand our abilities - in variety and geography - to serve our customers with an ever more comprehensive set of specialty materials for the global semiconductor industry."

Dan Sharkey, ATMI CFO, said, "ATMI will take an one-time charge in the second quarter of 1998 to cover the costs of completing the TeloSense, ACSI, and Delatech transactions. We anticipate these transactions will be accretive."

Advanced Chemical Systems International, Inc. offers the semiconductor industry photolithography chemicals and novel, high-purity CMP materials that ensure greater surface planarity. ACSI has 85 employees and had revenues more than $17 million in 1998.

ATMI provides products and services for semiconductor device manufacture through its Materials and Technologies units. ATMI Materials includes ADCS thin film materials and delivery systems, NovaSource sub-atmospheric gas delivery systems, and NOW high-purity materials packaging systems. ATMI Technologies includes EcoSys process and environmental solutions, Epitronics thin film deposition services, Emosyn smart card solutions, and other ATMI ventures.

Statements which are not historical information are forward looking, and involve risks and uncertainties, including, but not limited to: changes in semiconductor industry growth or ATMI's markets; competition, problems, or delays developing and commercializing new products, and other factors discussed in ATMI's filings with the Securities and Exchange Commission. Such risks and uncertainties could cause actual results to differ from those projected.


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Contact:

     Dean Hamilton
     ATMI
     203/794-1100
     dhamilton@atmi.com